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                                                                    EXHIBIT 12.1


SOUTHERN ENERGY INC., AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                            Year ended December 31                     Six months
                                                                            -----------------------                       ended
(In Millions, except Ratio)                                1995       1996         1997        1998        1999       June 30, 2000
                                                           ----       ----         ----        ----       ------      -------------

EARNINGS, AS DEFINED:
Income (loss) from continuing operations before income
     taxes and minority interest                           $ 35       $140         $180        $(55)      $  674            $195
Add:
Fixed charges less interest capitalized                      67        136          350         440          509             303
Amortization of capitalized interest                          0          0            3           3            5               3
Distributed income of equity investees                      139         11           29          67           58              11
Less:
Equity in income of affiliates, and minority interest in
     losses                                                  10         14           58         143          128              74
                                                           ----       ----         ----        ----       ------            ----
         Total earnings, as defined                        $231       $273         $504        $312       $1,118            $438
                                                           ----       ----         ----        ----       ------            ----

FIXED CHARGES, AS DEFINED:
Interest expensed, including amortization of debt
     premiums, discounts and expenses                      $ 64       $133         $345        $430       $  502            $300
Interest capitalized                                          8          5           17          49           64              14
Interest element of rentals                                   3          3            5          10            7               3
                                                           ----       ----         ----        ----       ------            ----
     Total fixed charges, as defined                       $ 75       $141         $367        $489       $  573            $317
                                                           ----       ----         ----        ----       ------            ----

Ratio of earnings to fixed charges                          3.1        1.9          1.4         0.6          2.0             1.4
                                                           ----       ----         ----        ----       ------            ----

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